Exhibit 10.18

FIRST AMENDMENT TO SUB-LICENSE AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) is made to the Sub-License Agreement by and between Miromatrix Medical Inc., a Delaware corporation with a principal place of business at 18683 Bearpath Trail, Eden Prairie, MN 5534 7 USA (hereinafter “Miromatrix”), and Texas Heart Institute, a Texas non-profit corporation with a principal place of business at 6770 Bertner, Suite C 550, Houston, Texas 77030 (hereinafter “THI”), which has an effective date of October 2013 (“Agreement”). Miromatrix and THI may be referred to as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, the Parties desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound thereby, the Parties agree as follows:

Section 2.1 of the Agreement is deleted and replaced with amended Section 2.1 below. Amended Section 2.1 is effective as of the __ day of April, 2014 (“First Amendment Effective Date”). All other Sections, terms, and provisions of the Agreement remain unchanged and in full effect:

Amended Section 2.1 Grant of Sub-License. Subject to the terms and conditions contained in this Agreement, and in consideration for the research and development of Products by THI for commercialization by Miromatrix, Miromatrix grants to THI an exclusive, even as to Miromatrix, non-transferrable, non-sub-licensable, worldwide license under the Miromatrix Patents for performance of research in the Product Area and the development of Products in accordance with the terms and conditions hereinafter set forth. Notwithstanding the foregoing or any other term or provision of this Agreement, subject to, in each instance, prior written approval by Miromatrix (which it may withhold in its sole and absolute discretion) THI may grant sub- licenses under the Miromatrix Patents to third parties (“Authorized Sub-Licensees”), provided: (i) the sub-license extends solely to research performed in the Product Area for the benefit of THI and does not extend to any clinical or commercialization activities; (ii) the Authorized Sub- Licensees agree in a separate agreement to be executed by Miromatrix, THI, and the respective Authorized Sub-licensee, in substantially the form attached to this First Amendment as Exhibit 1, that all intellectual property in the Product Area conceived in the performance of such research is assigned to THI with no rights remaining in the Authorized Sub-Licensees (the “Sub-License IP”) and the results and data from such research shall be provided solely to THI and Miromatrix, both of which may use and license such results and data in the Product Area as provided for in the Agreement; and (iii) all patents and patent applications issued or filed on the Sub-License IP shall automatically be included in the definition of THI Patents. The Parties agree that the foregoing license to THI includes the right to research and develop parts of the heart, including, but not limited to, heart valves, cardiac patches, blood vessels, AV node, and the like, provided THI is conducting such research and development of parts of the heart solely in furtherance of THI’s research and development of Products; provided, that this shall not be construed as a license to conduct clinical trials of, or sell, offer to sell, have sold, supply or import or otherwise commercialize or have commercialized, parts of the heart (including, without limitation, heart valves, cardiac patches, blood vessels, AV node and the like). The foregoing license shall be retroactive to the first publication date of a patent application falling within the Miromatrix Patents. Miromatrix represents and warrants that it possesses all rights to bring demands, claims, and causes of action against the THI, and THI’s representatives, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors and assigns (collectively the “Released Parties”) for infringement of the Miromatrix Patents, and that such demands, claims, and causes of action are within the scope of the license set forth in this Section 2.1.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to the Agreement.

MIROMATRIX MEDICAL INC.		TEXAS HEART INSTITUTE

By	/s/ Robert Cohen	By	/s/ Marc C. Mattsson
	Robert Cohen		Marc C. Mattsson
	President & CEO		Chief Executive Officer

SUB-LICENSE AGREEMENT

THIS SUB-LICENSE AGREEMENT is entered into by and between Miromatrix Medical Inc., a Delaware corporation with a principal place of business at 18683 Bearpath Trail, Eden Prairie, MN 55347 USA (hereinafter “Miromatrix”), Texas Heart Institute, a Texas non-profit corporation with a principal place of business at 6770 Bettner, Suite C 550, Houston, Texas 77030 (hereinafter “THI”), and _____________________________ (“Sub-Licensee”), and has an Effective Date of _______________________ (“Agreement”). Miromatrix, THI, and Sub-Licensee may be referred to as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Miromatrix is engaged in the research, development, manufacture and marketing of perfusion decellularization and recellularization technology and the products that are created utilizing such technology;

WHEREAS, Miromatrix and THI have executed a license agreement that grants THI a sub-license in and to certain patents and patent applications owned and/ or licensed by Miromatrix, including a first amendment to the license agreement ( collectively the “THI License Agreement”);

WHEREAS, THI desires to grant to Sub-Licensee a sub-license under the THI License Agreement for research to be performed by Sub-Licensee at the request of THI; and

WHEREAS, THI believes the Research may foster developments in the Product Area (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound thereby, the Parties agree as follows:

DEFINITIONS

SECTION 1

1.1	“Intellectual Property” means patents, copyrights, trademarks, trade secrets, trade dress, know-how or other intellectual property rights, whether patented, patentable, pending or granted.

1.2	“Material” means decellularized animal hearts.

1.3	“Miromatrix Patents” means all patents and patent applications license to THI under the THI License Agreement.

1.4	“Product Area” means the whole heart organ (as differentiated from parts of the heart including, but not limited to, heart valves, cardiac patches, blood vessels, AV node, and the like) for transplantation into human beings, whereby perfusion decellularization and/ or perfusion recellularization has been utilized in any portion of the creation or manufacture of such whole heart organ and parts of the heart, including, but not limited to, heart valves, cardiac patches, blood vessels, AV node, and the like, provided any research related to parts of the heart solely furthers research and development of the while heart organ.

1.5	“Research” means research and testing by Sub-Licensee for THI in the Product Area using the Material. The Research shall be limited strictly to the activities set forth in Attachment A hereto.

1 | Page

SUB-LICENSE GRANT

SECTION 2

2.1	Subject to the terms and conditions contained in this Agreement, THI grants to Sub-Licensee a non-transferrable, non-sub-licensable sub-license under the Miromatrix Patents for performance of the Research only. Sub-Licensee agrees that:

2.1.1	the sub-license granted herein is for the Research only and does not extend to any commercialization or other activities;

2.1.2	all Intellectual Property conceived by Sub-Licensee and its officers, employees, and personnel in the performance of the Research (“Sub-License IP”) shall be, and is hereby, assigned to THI with no rights remaining in the Sub-Licensee;

2.1.3	all results and data from the Research (“Research Data”) shall be, and is hereby, assigned to THI with no rights remaining in the Sub-Licensee; and

2.1.4	Sub-Licensee shall not maintain copies of the Sub-License IP or the Research Data.

2.2	The sub-license granted to Sub-Licensee shall terminate at the earliest of conclusion of the Research, the date set forth in Section 4.4 hereinbelow for the completion of the Research, or termination of this Sub-License Agreement by any Party for any reason.

2.3	Except for the sub-license grant in this Agreement, no right, title, or interest in and to any Intellectual Property owned, controlled, or licensed by THI or by Miromatrix is granted to Sub-Licensee.

FEE AND EXPENSES

SECTION 3

3.1	THI shall pay to Sub-Licensee the amount of (“Fee”).

2 | Page

3.2	The Fee shall be the only compensation owed by THI to Sub-Licensee. The costs of all facilities equipment, and expenses required to perform the Research shall be borne by Sub-Licensee.

3.3	Miromatrix shall not owe any compensation, fee, or monies to Sub-Licensee.

MATERIAL AND RESEARCH

SECTION 4

4.1	THI will transfer the Material to the Sub-Licensee solely for the limited purpose of the Research. Sub-Licensee agrees that all Research shall be conducted under the supervision of (“Investigator”).

4.2	Ownership of the Material shall at all times remain with THI. All restrictions and obligations of this Agreement relate to the Material, including Material contained or incorporated in unmodified derivatives and progeny, (as those selected terms are defined in the under the Uniform Material Transfer Agreement as published in the Federal Register, on March 8, 1995, (“UBMTA”) and incorporated by reference herein), mutants, or replicated forms thereof, and all cells and tissues containing the Material, including any replicated forms and unmodified derivatives thereof.

4.3	Sub-Licensee agrees and acknowledges that the Material:

4.3.1	will be used solely for the Research and shall not be disclosed or distributed to any other person or entity;

4.3.2	will not be used in human subjects, in clinical trials, or for diagnostic purposes involving human subjects;

4.3.3	will be used only at the Sub-Licensee’s facilities and only in the care and under the direction of the Investigator; and

4.3.4	will be used in compliance with all applicable statutes and regulations.

4.4	The Research shall be completed on or before ____________. The Research Data shall be provided to THI within three (3) business days after completion of the Research or within three (3) business days after termination of this Agreement, whichever occurs earlier.

3 | Page

CONFIDENTIAL INFORMATION

SECTION 5

5.1	The Parties agree that the Material and all information exchanged between the Parties concerning the Research or any Miromatrix confidential information shall be held in strict confidence, hereinafter “Confidential Information,” provided Confidential Information shall not include information that:

5.1.1	was previously known to the receiving Party as evidenced by information in possession of receiving Party before its receipt of the Confidential Information from the other Party;

5.1.2	has been publicly disclosed by another person or entity that is not under an obligation of confidentiality to the disclosing Party;

5.1.3	is publicly available at time of disclosure or becomes publicly available after disclosure by no fault of the receiving Party; or

5.1.4	is required by law, subpoena, court order or other governmental order or request to be disclosed provided that the receiving Party provides prompt written notice of such disclosure to the disclosing Party and cooperates with the disclosing Party’s reasonable and lawful actions to avoid and/ or minimize the extent of such disclosure.

5.2	The obligations of confidentiality under this Section 5 shall survive until the information ceases to fall under the definition of Confidential Information.

TERM AND TERMINATION

SECTION 6

6.1	Any Party may terminate this Sub-License Agreement for a material breach by another Party. The terminating Party shall provide written notice to the breaching Party that explains in detail the nature of the material breach and the Sections that have been breached. The breaching Party shall have ten (10) days after receipt of the termination notice to fully cure the material breach. If the material breach has not been fully cured within those ten (10) days, then this Agreement shall automatically terminate.

6.2	THI may terminate this Agreement without cause by providing Sub-Licensee five (5) days written notice. If THI provides such notice, it shall pay Sub-Licensee any unpaid portion of the Fee and shall not be entitled to reimbursement of any portion of the Fee previously paid to Sub-Licensee.

MISCELLANEOUS

SECTION 7

7.1	This Agreement (i) may not be assigned or transferred, in whole or in part, by Sub-Licensee without the prior written consent of THI and Miromatrix, which either THI or Miromatrix may withhold in its sole and absolute discretion, and (ii) may not be amended or modified, by course of conduct or otherwise, except in a writing duly executed by authorized signatories of each of the Parties.

4 | Page

7.2	Nothing contained in this Agreement shall be construed or implied to create a partnership, joint venture, or an agency relationship between the Parties. No Party shall have the authority to incur expenses on behalf of another Party. Employees of one Party shall not be deemed to be employees of any other Party.

7.3	A Party may be excused from performance under this Agreement in the event that unforeseen conditions arise rendering the Party unable to perform its respective duties including, but not limited to, natural disasters, Acts of God, labor disputes, government actions, wars, terrorism, or any other cause(s) beyond the reasonable control of such Party.

7.4	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (without regard to the conflicts or choice of law principles thereof). The Parties irrevocably consent to the jurisdiction of the State of Minnesota, County of Hennepin, Minneapolis, and agree that any court of competent jurisdiction sitting therein shall be an appropriate and convenient place of venue to resolve any dispute with respect to this Agreement. In the event either Party commences any proceeding against the other Party with respect to this Agreement, the Parties agree that the prevailing party (as determined by the authority before whom such proceeding is commenced) shall be entitled to recover reasonable attorneys’ fees and costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

7.5	Any notice, consent or payment permitted or required by this Agreement shall be considered made on the date personally delivered in writing or mailed by certified mail, postage prepaid, return receipt requested to the party at the addresses set forth:

If to THI, to:

Texas Heart Institute, Inc.

Attention: Chief Executive Officer and Medical Director

6770 Bettner, Mail Code 3-116

Houston, Texas 77030

With a Copy to:

Eric Wade, Esq.

Porter Hedges, LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

5 | Page

If to Miromatrix, to:

Miromatrix Medical Inc.

Attention: President and CEO

18683 Bearpath Trail

Eden Prairie, Minnesota 55347

With a copy to:

Joseph Alexander, Esq.

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402

If to Sub-Licensee, to:

7.6	If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.7	The section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof. This Agreement may be executed in counterparts (including facsimile counterparts) each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

MIROMATRIX MEDICAL INC.		TEXAS HEART INSTITUTE
By		By
	Robert Cohen		Marc C. Mattsson
	President & CEO		Chief Executive Officer

SUB-LICENSEE

By

6 | Page